Exhibit 10.1

Liberty Expedia Holdings, Inc.

12300 Liberty Boulevard

Englewood, CO  80112

Barry Diller

c/o Arrow Investments, Inc.

555 West 18th Street

New York, NY 10011

John C. Malone

c/o Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO  80112

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, CO  80112

Attention:  Richard N. Baer

Re:                             Extension of Transaction Agreement

March 6, 2018

Dear Sirs:

Reference is made to the Amended and Restated Transaction Agreement, dated as of September 22, 2016 (the “Transaction Agreement”), by and among Liberty Interactive Corporation (“Liberty”), Liberty Expedia Holdings, Inc. (“Splitco”), John C. Malone (“Malone”) and Leslie Malone (“Mrs. Malone,” and together with Malone, the “Malone Group”), and Mr. Barry Diller (“Diller”).  Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Transaction Agreement.

1.             Amendment to Transaction Agreement.  The parties have determined to amend the term “Proxy Swap Termination Date,” as defined in the Transaction Agreement, by amending clause (i) of Section 15(b) of the Transaction Agreement to read in its entirety as follows:

“(i)          May 4, 2019;”

The parties acknowledge and agree that the term “Proxy Swap Termination Date,” as so amended, will be applicable for each Transaction Instrument executed, entered into, filed or made effective in connection with the transactions contemplated by the Transaction Agreement.

2.             Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the intent of the parties hereunder.

3.             Amendment and Waiver.  This letter agreement may not be amended, modified, or waived except in a written instrument executed by the parties.  The failure of any party to enforce any of the provisions of this letter agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this letter agreement in accordance with its terms.

4.             Counterparts.  This letter agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.             Transaction Agreement in Effect.  Other then as specified in this letter agreement, the terms of the Transaction Agreement are unmodified and remain in full force and effect and will continue to govern the relationship among Liberty, Splitco, Diller and the Malone Group as to the other matters contained therein.  This letter agreement, together with the Transaction Agreement shall constitute one and the same agreement.

If the foregoing is consistent with your understanding, please so indicate by your signature below, which will constitute the agreement of the parties hereto.

LIBERTY EXPEDIA HOLDINGS, INC.
/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

Accepted and Agreed:
LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

/s/ Barry Diller
Barry Diller

/s/ John C. Malone
John C. Malone

/s/ Leslie Malone
Leslie Malone

cc:	Andrew J. Nussbaum
Wachtell Lipton Rosen & Katz

Steven D. Miller
Sherman & Howard LLC